EXHIBIT 99.1
TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street	Contact:
New York, N.Y. 10022	Jason Wong
(973) 254-7612
jason.wong@tiffany.com

TIFFANY REPORTS THIRD QUARTER RESULTS

New York, N.Y., December 5, 2019 - Tiffany & Co. (NYSE: TIF) today reported its financial results for the three months (“third quarter”) and nine months (“year-to-date”) ended October 31, 2019. Worldwide net sales for the third quarter were unchanged from the prior year and decreased 2% in the year-to-date period. On a constant-exchange-rate basis, which excludes the effect of translating foreign-currency-denominated sales into U.S. dollars (see “Non-GAAP Measures”), worldwide net sales for the third quarter were 1% above the prior year and unchanged in the year-to-date period. Net earnings declined in both periods, reflecting lower operating margins, a higher effective income tax rate for the third quarter and a slightly lower effective income tax rate in the year-to-date period, in each case, as compared to the prior year.

Alessandro Bogliolo, Chief Executive Officer, said, “Our underlying business remains healthy with sales attributed to local customers on a global basis growing in the third quarter, led by strong double-digit growth in the Chinese Mainland offset in part by softness in domestic sales in the Americas. We are continuing to amplify the Brand with the recent colorful extension of Tiffany T, the launch of the men’s collection, the unveiling of the Tiffany & Love fragrance pillars and our ‘Very, Very Tiffany Holiday campaign.’”

Mr. Bogliolo concluded, “We are very excited about the recently announced transaction with LVMH and, pending the required approvals, look forward to becoming part of the LVMH family of exceptional luxury brands.”

In the third quarter:

•	Worldwide net sales of $1.0 billion and comparable sales were unchanged from the prior year; on a constant-exchange-rate basis, net sales and comparable sales increased 1% from the prior year.

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Worldwide net sales and comparable sales, excluding the Hong Kong market in both years, increased by 4% and 3%, respectively, from the prior year. The effect of foreign currency translation was not significant.

•	Net earnings of $78 million were 17% lower than the prior year’s $95 million, and net earnings per diluted share were $0.65 versus $0.77 in the prior year.

In the year-to-date:

•
Worldwide net sales declined 2% to $3.1 billion and comparable sales declined 3% from the prior year; on a constant-exchange-rate basis, net sales were unchanged from the prior year and comparable sales declined 1%.

•	Net earnings of $340 million were 11% lower than the prior year’s $382 million, and net earnings per diluted share were $2.80 versus $3.08 in the prior year.

Net sales by region were as follows:

•
In the Americas, total net sales decreased 4% in both the third quarter and the year-to-date, to $423 million and $1.3 billion, respectively; comparable sales decreased 4% in the third quarter and 5% in the year-to-date. Sales decreased across most of the region, and management attributed that decline to lower spending by foreign tourists and, to a lesser extent, local customers. On a constant-exchange-rate basis, total sales and comparable sales both declined 4% in the third quarter and year-to-date.

•
In Asia-Pacific, total net sales were unchanged in the third quarter and decreased 1% in the year-to-date, to $294 million and $916 million, respectively, which included comparable sales declines of 2% in the third quarter and 3% in the year-to-date. Management attributed the decrease in sales in both periods to the effect of foreign currency translation. On a constant-exchange-rate basis, total sales increased 3% in both the third quarter and year-to-date, while comparable sales increased 1% for both periods as compared to the prior year. Sales performance in both periods reflected the double-digit growth in the Chinese Mainland, significant disruptions in Hong Kong beginning earlier this year and mixed performance in other markets in the region. Management also attributed these sales results to higher spending by local customers largely offset by lower spending by foreign tourists.

•
In Japan, total net sales increased 19% in the third quarter and 5% in the year-to-date, to $169 million and $469 million, respectively; comparable sales increased 19% and 4% for those same periods, respectively. On a constant-exchange-rate basis, total sales increased 14% in the third quarter and 4% in the year-to-date, and comparable sales increased 14% and 3%, respectively. Management believes that strong sales growth in the quarter prior to October 1, 2019 reflected the Japanese consumers’ response to the increase in Japan’s consumption tax that took effect on that date.

•
In Europe, total net sales declined 3% in the third quarter and 4% in the year-to-date, to $111 million and $330 million, respectively, and comparable sales were unchanged in the third quarter and declined 4% in the year-to-date. Management attributed these changes to the effect of foreign currency translation. On a constant-exchange-rate basis, total sales increased 1% in both the third quarter and the year-to-date; comparable sales increased 4% and 1%, respectively.

•
Other net sales decreased 13% to $17 million in the third quarter and increased by 2% in the year-to-date to $67 million. Comparable sales declined 3% and 17% in the third quarter and the year-to-date, respectively.

•
Tiffany has opened five Company-operated stores in the year-to-date and closed three. At October 31, 2019, the Company operated 323 stores (124 in the Americas, 90 in Asia-Pacific, 56 in Japan, 48 in Europe, and five in the UAE).

•
Sales for jewelry categories in the third quarter and year-to-date were as follows: Jewelry Collections was unchanged for both periods; Engagement Jewelry was unchanged and declined 3%, respectively; and Designer Jewelry increased 1% and declined 8%, respectively.

Other highlights:

•
Gross margin (gross profit as a percentage of net sales) of 61.7% in the third quarter and 62.1% in the year-to-date decreased as compared to 62.2% and 63.1% in the respective prior year periods. The decrease in both periods is primarily attributable to a shift in sales mix toward higher price point jewelry, as well as the unfavorable effect from an increase in wholesale sales of diamonds in the year-to-date.

•
Selling, general and administrative (“SG&A”) expenses increased 1% in the third quarter and decreased 1% in the year-to-date. These changes reflected an increase in store occupancy and depreciation costs offset by a decrease in labor and incentive compensation costs and marketing spending.

•
Earnings from operations as a percentage of net sales (“operating margin”) was 11.7% in the third quarter and 15.1% in the year-to-date, compared with 12.5% and 16.7% in the respective prior year periods.

•
The effective income tax rate for the third quarter of 2019 was 25.4% versus 17.1% in the prior year. The effective income tax rate for the year-to-date of 2019 was 21.3% versus 21.6% in the prior year. The effective income tax rate in the third quarter and year-to-date was increased by an income tax expense of $5.8 million, or 550 basis points and 130 basis points, respectively, due to a change in the estimated Foreign Derived Intangible Income (“FDII”) benefit for fiscal 2019. The effective income tax rate in the year-to-date of 2019 also included the recognition of an income tax benefit of $7.5 million, or 170 basis points, related to an increase in the estimated 2018 FDII benefit as a result of U.S. Treasury guidance issued during the first quarter of 2019. The effective income tax rate in the third quarter and year-to-date of 2018 was reduced by 380 basis points and 90 basis points, respectively, as a result of the true-up of $4.4 million of the Company’s prior year tax provision in conjunction with the filing of the 2017 tax returns. The effective income tax rate in the year-to-date of 2018 also included the recognition of an income tax benefit of $8.0 million, or 160 basis points, primarily as a result of a decrease in the gross amount of unrecognized tax benefits and accrued interest and penalties related thereto due to a lapse in a statute of limitations.

•
The Company repurchased approximately 883,000 shares of its Common Stock in the third quarter at a total cost of $78.0 million and an average cost of approximately $88 per share. The Company repurchased approximately 1.79 million shares of its Common Stock in the year-to-date at a total cost of $163.4 million and an average cost of approximately $91 per share.

•	Net inventories at October 31, 2019 were 4% above the prior year.

•
At October 31, 2019, cash and cash equivalents and short-term investments totaled $530 million. Total debt (short-term borrowings and long-term debt) of $974 million represented 31% of stockholders’ equity, which is the same as a year ago.

Conference Call:
In light of the Company’s entry into an Agreement and Plan of Merger with LVMH Moët Hennessy - Louis Vuitton SE, dated November 24, 2019, the Company will not be conducting a conference call to review its results for the three and nine months ended October 31, 2019. These results are also set forth in the Company’s quarterly report on Form 10-Q filed today with the U.S. Securities and Exchange Commission.

Next Scheduled Announcement:
The Company expects to report its sales results for the holiday period by issuing a news release. To receive email alerts of the timing of this holiday sales news release, as well as future announcements, please register at investor.tiffany.com (and click on “Contact Us/Email Alerts”).

About Tiffany & Co.:
In 1837, Charles Lewis Tiffany founded his company in New York City where his store was soon acclaimed as the palace of jewels for its exceptional gemstones. Since then, TIFFANY & CO. has become synonymous with elegance, innovative design, fine craftsmanship and creative excellence. During the 20th century fame thrived worldwide with store network expansion and continuous cultural relevance, as exemplified by Truman Capote’s Breakfast at Tiffany’s and the film starring Audrey Hepburn.

Today, with more than 14,000 employees, TIFFANY & CO. and its subsidiaries design, manufacture and market jewelry, watches and luxury accessories - including more than 5,000 skilled artisans who cut diamonds and craft jewelry in the Company’s workshops, realizing its commitment to superlative quality. The Company operates more than 300 TIFFANY & CO. retail stores worldwide as part of its omnichannel approach. To learn more about TIFFANY & CO. as well as its commitment to sustainability, please visit www.tiffany.com.

Additional Information and Where to Find It:
This communication may be deemed to be solicitation material in respect of the proposed acquisition of Tiffany & Co. (the “Company”) by LVMH Moët Hennessy - Louis Vuitton SE (“Parent”) pursuant to the Agreement and Plan of Merger, dated as of November 24, 2019, by and among the Company, Parent, Breakfast Holdings Acquisition Corp. (“Holding”) and Breakfast Acquisition Corp. (“Merger Sub”). In connection with the proposed acquisition, the Company intends to file relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE COMPANY’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION. Investors and security holders will be able to obtain copies of the proxy statement and other documents filed with the SEC (when available) free of charge at the SEC’s website, www.sec.gov. The proxy statement is not currently available.

Participants in Solicitation:
The Company and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the proposed acquisition. Information about the directors and executive officers of the Company is set forth in its proxy statement for its 2019 annual meeting of stockholders, which was filed with the SEC on April 17, 2019. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC regarding the proposed acquisition when they become available.

Forward-Looking Statements:
Certain statements in this release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, each as amended. Forward-looking statements provide current expectations of future events and include any statement that does not directly relate to any historical or current fact. Words such as “anticipates,” “believes,” “expects,” “intends,” “plans,” “projects,” or other similar expressions may identify such forward-looking statements.

Actual results may differ materially from those discussed in forward-looking statements as a result of factors, risks and uncertainties over which we have no control. These factors, risks and uncertainties include, but are not limited to, the following: (i) conditions to the completion of the proposed acquisition, including stockholder approval of the proposed acquisition, may not be satisfied or the regulatory approvals required for the proposed acquisition may not be obtained on the terms expected or on the anticipated schedule; (ii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement between the parties to the proposed acquisition; (iii) the effect of the announcement or pendency of the proposed acquisition on the Company’s business relationships, operating results, and business generally; (iv) risks that the proposed acquisition disrupts the Company’s current plans and operations and potential difficulties in the Company’s employee retention as a result of the proposed acquisition; (v) risks related to diverting management’s attention from the Company’s ongoing business operations; (vi) potential litigation that may be instituted against the Company or its directors or officers related to the proposed acquisition or the merger agreement between the parties to the proposed acquisition; (vii) the amount of the costs, fees, expenses and other charges related to the proposed acquisition; and (viii) such other factors as are set forth in the Company’s periodic public filings with the SEC, including but not limited to those described under the headings “Risk Factors” and “Forward Looking Statements” in its Form 10-K for the fiscal year ended January 31, 2019, its most recently quarterly report on Form 10-Q and in its other filings made with the SEC from time to time, which are available via the SEC’s website at www.sec.gov.

Forward-looking statements reflect the views and assumptions of management as of the date of this communication with respect to future events. The Company does not undertake, and hereby disclaims, any obligation, unless required to do so by applicable securities laws, to update any forward-looking statements as a result of new information, future events or other factors. The inclusion of any statement in this communication does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

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TIFFANY & CO. AND SUBSIDIARIES
(Unaudited)
NON-GAAP MEASURES
The Company reports information in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Internally, management also monitors and measures its performance using certain sales and earnings measures that include or exclude amounts, or are subject to adjustments that have the effect of including or excluding amounts, from the most directly comparable GAAP measure (“non-GAAP financial measures”). The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with useful supplemental information that will allow them to evaluate the Company’s operating results using the same measures that management uses to monitor and measure its performance. The Company’s management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures presented here may not be comparable to similarly-titled measures used by other companies.
Net Sales
The Company’s reported net sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar. Internally, management monitors and measures its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating sales made outside the U.S. into U.S. dollars (“constant-exchange-rate basis”). Sales on a constant-exchange-rate basis are calculated by taking the current year’s sales in local currencies and translating them into U.S. dollars using the prior year’s foreign currency exchange rates. Management believes this constant-exchange-rate basis provides a useful supplemental basis for the assessment of sales performance and of comparability between reporting periods. The following tables reconcile the sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year:

	Third Quarter 2019 vs. 2018			Year-to-date 2019 vs. 2018
	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis
Net Sales:
Worldwide	—%	(1)%	1%	(2)%	(2)%	—%
Americas	(4)	—	(4)	(4)	—	(4)
Asia-Pacific	—	(3)	3	(1)	(4)	3
Japan	19	5	14	5	1	4
Europe	(3)	(4)	1	(4)	(5)	1
Other	(13)	—	(13)	2	—	2

Comparable Sales:
Worldwide	—%	(1)%	1%	(3)%	(2)%	(1)%
Americas	(4)	—	(4)	(5)	(1)	(4)
Asia-Pacific	(2)	(3)	1	(3)	(4)	1
Japan	19	5	14	4	1	3
Europe	—	(4)	4	(4)	(5)	1
Other	(3)	—	(3)	(17)	—	(17)

	Third Quarter 2019 vs. 2018			Year-to-date 2019 vs. 2018
	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis
Jewelry sales by product category:
Jewelry collections	—%	(1)%	1%	—%	(2)%	2%
Engagement jewelry	—	(1)	1	(3)	(2)	(1)
Designer jewelry	1	—	1	(8)	(1)	(7)

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited, in millions, except per share amounts)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2019	2018	2019	2018
Net sales	$1,014.6	$1,012.4	$3,066.1	$3,121.5

Cost of sales	388.9	383.1	1,163.4	1,152.5

Gross profit	625.7	629.3	1,902.7	1,969.0

Selling, general and administrative expenses	507.2	502.9	1,439.1	1,447.1

Earnings from operations	118.5	126.4	463.6	521.9

Interest and other expenses, net	13.4	11.9	31.6	34.8

Earnings from operations before income taxes	105.1	114.5	432.0	487.1

Provision for income taxes	26.7	19.6	92.1	105.2

Net earnings	$78.4	$94.9	$339.9	$381.9

Net earnings per share:

Basic	$0.65	$0.78	$2.81	$3.10
Diluted	$0.65	$0.77	$2.80	$3.08

Weighted-average number of common shares:

Basic	120.3	122.3	121.0	123.3
Diluted	120.6	123.1	121.3	124.0

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	October 31, 2019	January 31, 2019	October 31, 2018
ASSETS

Current assets:
Cash and cash equivalents and short-term investments	$529.6	$855.3	$655.4
Accounts receivable, net	218.0	245.4	212.4
Inventories, net	2,577.0	2,428.0	2,473.4
Prepaid expenses and other current assets	276.2	230.8	267.3

Total current assets	3,600.8	3,759.5	3,608.5

Operating lease right-of-use assets	1,065.5	—	—
Property, plant and equipment, net	1,043.5	1,026.7	974.5
Other assets, net	549.2	546.8	517.7

	$6,259.0	$5,333.0	$5,100.7

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$89.9	$113.4	$68.9
Accounts payable and accrued liabilities	491.9	513.4	443.9
Current portion of operating lease liabilities	211.2	—	—
Income taxes payable	21.8	21.4	21.5
Merchandise credits and deferred revenue	62.4	69.9	81.2

Total current liabilities	877.2	718.1	615.5

Long-term debt	883.8	883.4	880.0
Pension/postretirement benefit obligations	289.8	312.4	284.9
Long-term portion of operating lease liabilities	966.7	—	—
Other long-term liabilities	99.0	257.1	265.8
Deferred gains on sale-leasebacks	—	31.1	32.1
Stockholders’ equity	3,142.5	3,130.9	3,022.4

	$6,259.0	$5,333.0	$5,100.7

TIF-E